EXHIBIT 3(E)

PHOENIX CAPITAL GROUP HOLDINGS I LLC

9.00% Unsecured Series BB-1 Bonds

No. of 9.00% Bonds: [•] Principal Amount of the Bonds: $[•]
Series: BB-1

PHOENIX CAPITAL GROUP HOLDINGS I LLC, a Delaware limited liability company (the “Company”), for value received, promises to pay to [•] (the “Bondholder”), the principal sum of up to $[•] on the Maturity Date (as defined herein).

Interest Payment Dates:  Monthly payments occurring on the tenth (10th) day of each month, or if any such day is not a business day, the next business day, until the Series BB-1 Bonds (the “BB-1 Bonds”) are no longer outstanding.

Interest Distribution: The Company will pay simple interest to the Bondholder monthly through cash distributions. At the Maturity Date, the Bondholder will receive the principal. The Company shall pay interest on overdue interest, principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Bonds.

Record Dates: The last day of each month.

Maturity Date: The first anniversary of the date of issuance.

Reference is made to the further provisions of this Certificate contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed manually or by facsimile by its duly authorized officer.

Dated: __________

PHOENIX CAPITAL GROUP HOLDINGS I LLC, a Delaware limited liability company

By:
Name:	Lindsey Wilson
Its:	Authorized Signatory

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

The Bonds are the 9.00% Unsecured Series BB-1 Bonds described in the within-mentioned Indenture.

Dated: ___________

UMB Bank, N.A., as Trustee,

By:
Name:
Its:	Authorized Signatory

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(Reverse of Bond)

9.00% Unsecured Series BB-1 Bonds due ______

This Certificate of Bond is governed by that certain indenture by and between UMB Bank, N.A. (the “Trustee”) and the Company, dated as of ________, 2023 (the “Indenture”), as amended or supplemented from time to time, relating to the offer of the bonds governed thereby by the Company. Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to above, unless otherwise indicated.

SECTION 1. Interest. The Company promises to pay interest on the principal amount of the BB-1 Bonds represented by this certificate at 9.00% per annum from the date of issuance, up to but not including the last day of the first anniversary of the issuance date (the “Maturity Date”) subject to the Company’s option to extend the maturity date of all or any portion of the BB-1 Bonds, including all or any portion of any series thereof, for up to two (2) additional one-year periods in the Company’s sole discretion (each an “Extension Period”). If the Company elects to extend the Maturity Date of the BB-1 Bonds, the BB-1 Bonds will bear interest at 10.0% per annum during the first one-year Extension Period and will bear interest at 11.0% per annum during the second one-year Extension Period. With respect to the maturity or extension thereof of the BB-1 Bonds, the Company will send to the Bondholder written notice, no more than 210 days and no less than 60 days prior to the Maturity Date for the BB-1 Bonds, notifying the Bondholder of the BB-1 Bonds’ pending maturity and that the maturity of the Bonds will or will not be extended, as applicable; provided, that the Company may elect to extend or not extend the BB-1 Bonds at any time prior to the date that is 60 days prior to the Maturity Date (as may have been previously extended) regardless of any election contained in a prior notice to the Bondholder.

For BB-1 Bonds, the Company will pay interest due on the Bonds in equal monthly installments on the Interest Payment Dates, or if any such day is not a business day, the next business day. The Company shall pay interest on overdue interest, principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Bonds.

SECTION 2. Method of Payment. The Company will pay interest on the BB-1 Bonds to the Persons who are Bondholders at the close of the Record Date, even if such BB-1 Bonds are canceled after such Record Date and on or before such Interest Payment Date. The BB-1 Bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company shall pay principal, premium, if any, and interest on the BB-1 Bonds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, and interest on the Bonds will be payable at the office or agency of the Company maintained for such purpose except that, at the option of the Company, the payment of interest may be made by check mailed to the Bondholders at their respective addresses set forth in the Bond Register. Until otherwise designated by the Company, the Company’s office or agency will be the Company’s principal place of business.

SECTION 3. Paying Agent and Registrar. Initially, the Company will act as paying agent and registrar. The Company may change the paying agent or registrar without notice to the Bondholders but with written notice to the Trustee.  Except as provided in the Indenture, the Company or any of its Subsidiaries may act in any such capacity.

SECTION 4. Indenture. The Company has issued the BB-1 Bonds under the Indenture. The terms of the- BB-1 Bonds include those stated in the Indenture. The BB-1 Bonds and Bondholders are subject to all such terms. To the extent any provision of this Certificate conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SECTION 5. Prepayment at Option of the Company. The Company may prepay the BB-1 Bonds, in whole or in part, at any time without penalty. Any prepayment of BB-1 Bonds will be in an amount equal to the then outstanding principal on the  BB-1 Bonds being prepaid, plus any accrued but unpaid interest on such BB-1 Bonds. If the Company plans to prepay the BB-1 Bonds, the Company will give notice of prepayment not less than 5 days nor more than 60 days prior to any prepayment date to each Bondholder being prepaid at such Bondholder’s address appearing in the Bond Register. In the event the Company elects to prepay less than all of the BB-1 Bonds, the particular BB-1 Bonds to be prepaid will be selected by the Company in its sole discretion. Except as set forth in this Section 5, the Bonds may not be prepaid by the Company.

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SECTION 6. Denominations, Transfer Exchange. The Bonds are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Bonds may be registered and Bonds may be exchanged as provided in the Indenture. The Bond Registrar and the Trustee may require a holder of Bonds, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder of Bonds to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Bond Registrar are not required to transfer or exchange any Bonds selected for redemption. Also, the Company and the Bond Registrar are not required to transfer or exchange any Bonds for a period of 15 days before a selection of Bonds to be redeemed.

SECTION 7. Persons Deemed Owners. The registered holder of a Bond may be treated as its owner for all purposes.

SECTION 8. Amendment, Supplement and Waiver. Any existing Default (as defined herein) or compliance with any provision may be waived with the consent of the Bondholder.

SECTION 9. Successor Entity. Nothing contained in this Bond shall permit any consolidation or merger of the Company with or into any other Person (whether or not affiliated with the Company) or successive consolidations or mergers in which the Company or its successor or successors shall be a party or parties, or shall permit any sale, conveyance, transfer or other disposition of the property of the Company or its successor or successors as an entirety, or substantially as an entirety, to any other Person (whether or not affiliated with the Company or its successor or successors) authorized to acquire and operate the same.

SECTION 10. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the holders of not less than a majority of the then outstanding Bonds may declare the principal of, premium, if any, and accrued interest on the Bonds to be due and payable immediately in accordance with the provisions of Section 6 of the Indenture. If an Event of Default occurs and is continuing, the Bonds will continue to accrue interest at the applicable rate for the Bonds. Holders of Bonds may not enforce the Indenture or the Bonds except as provided in the Indenture. Subject to certain limitations in the Indenture, holders of a majority of the then outstanding Bonds may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Bonds notice of any continuing Default if it determines that withholding notice is in their best interest. The holders of a majority of the Bonds then outstanding by notice to the Trustee may on behalf of the holders of all of the Bonds waive any existing Default and its consequences under the Indenture except a Default in the payment of principal of, or interest on, any Bond as specified in Section 6.

SECTION 11. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Bonds or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Bonds or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Bonds, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Bonds.

SECTION 12. Subordination. This BB-1 Bond is subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full of all Senior Indebtedness. Each Bondholder by accepting a BB-1 Bond agrees to such subordination and authorizes the Trustee to give it effect.

SECTION 14. Miscellaneous Provisions.

(a) Governing Law. This BB-1 Bond shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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(b) Effect on Successors and Assigns. All the covenants, stipulations, promises and agreements in this Bond contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

(c) Acts by Successor. Any act or proceeding by any provision of this BB-1 Bond authorized or required to be done or performed by any board, committee or officer of the Company shall and may be done and performed with like force and effect by the corresponding board, committee or officer of any corporation that shall at the time be the lawful successor of the Company.

(d) Notices. Except as otherwise expressly provided herein any notice or demand that by any provision of this Bond is required or permitted to be given or served by the Bondholders to or on the Company may be given or served by being deposited first class postage prepaid in a post-office letterbox addressed (until another address is filed in writing by the Company with the Trustee), as follows: c/o 18575 Jamboree Road, Suite 830, Irvine, CA 92612.

(e) Treatment of Bonds as Debt. It is intended that the BB-1 Bonds will be treated as indebtedness and not as equity for federal income tax purposes. The provisions of this BB-1 Bond shall be interpreted to further this intention.

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